Exhibit 99.1

News Announcement	For Immediate Release

PEAK RESORTS TO ACQUIRE SNOW TIME FOR $76 MILLION

Accretive Transaction Expands Peak’s Northeast Portfolio
with the Addition of Three High-Quality Resorts

Wildwood, Missouri – September 24, 2018 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, announced today that it has entered into a definitive agreement to acquire privately-held Snow Time, Inc. (“Snow Time”) for $76 million in total consideration.

Snow Time owns and operates three ski resorts in Pennsylvania: Liberty Mountain Resort, Whitetail Resort and Roundtop Mountain Resort. The three resorts are within driving distance of the Baltimore-Washington D.C. market, which comprises nearly 10 million people, and welcomed more than 600,000 visitors during the 2017/2018 ski season. Snow Time’s resorts offer a combined 65 trails, more than 325 skiable acres, and an average of approximately 700 vertical feet of terrain. Snow Time also operates two 18-hole golf courses, a 115-room hotel and 22,000 square foot conference center at Liberty Mountain Resort, and more than 20 food and beverage locations across its three resorts.

Snow Time generated approximately $50 million in revenue and approximately $11 million in adjusted EBITDA for the twelve-month period ended March 31, 2018, resulting in a purchase multiple of approximately 6.8x, before giving effect to expected operating synergies (a reconciliation from Net Income to Adjusted EBITDA, which is a non-GAAP financial measure, is provided at the end of this press release). The transaction is expected to be completed prior to the beginning of the 2018/2019 ski season, subject to the satisfaction of customary closing conditions.

“The transformative acquisition of Snow Time offers a rare opportunity for Peak Resorts to dramatically grow our company by expanding the number of destinations for our Peak Pass holders in the Northeast while growing our presence in the very attractive and densely populated markets of Baltimore and Washington, D.C.,” said Timothy D. Boyd, President and Chief Executive Officer of Peak Resorts. “Over the course of more than 50 years, Irvin Naylor and his team have established three exceptionally well cared for mountain resorts across the southern tier of Pennsylvania and we are delighted to welcome these wonderful facilities and the Snow Time team to the Peak Resorts family. Furthermore, we expect the addition of these turn-key resorts to our portfolio ahead of the 2018/2019 ski season will result in immediate financial benefits for Peak Resorts.

“Since introducing the Peak Pass in 2015, Peak Resorts has consistently sought to ensure that our unlimited pass offerings for all ages provide unmatched value, particularly as many of our customers live within driving distance of our resorts and visit us frequently throughout the season. We believe the broad array of four-season amenities offered by the Snow Time resorts will be additive to our existing summer business in the Northeast, while the full slate of winter activities available to visitors at Liberty, Roundtop and Whitetail will help to enhance the value of the Peak Pass. By adding these new mountain destinations to our Peak Pass portfolio, we can drive additional value for our most loyal customers. In addition, all three mountains greatly expand our night skiing capabilities, further extending the fun for all visitors and providing a highly sought-after differentiating factor. Importantly, season pass holders at Liberty, Roundtop and Whitetail who have already made the decision to purchase or renew their season passes for the 2018/2019 ski season will have the ability to upgrade to the Peak Pass and enjoy all 10 of our Northeast resorts. We expect to provide these customers with more details, including pricing options, in the coming weeks.”

Irvin S. Naylor, Founder and Chairman of Snow Time, added, “I am extremely pleased to pass along the stewardship of Snow Time and our three mountain resorts to Peak Resorts. Having watched the progress they continue to make at the formerly family-owned Hunter Mountain, I view Peak Resorts as the perfect operators to take Liberty, Roundtop and Whitetail to the next level. For more than 50 years, my team and I have grown these three resorts into the magnificent properties they are today and we are delighted that Peak Resorts will continue to grow their appeal for the next generation and beyond.”

The $76 million in total consideration for the proposed acquisition includes $70 million payable in cash and $6 million payable in shares of Peak Resorts common stock, which the Company will issue to Snow Time’s stockholders. Peak Resorts has obtained committed financing for the cash portion of the purchase price, consisting of: a $50 million, two-year senior secured term loan from CAP 1 LLC, which will accrue interest at an annual rate of 6.95% and carry no prepayment penalty; and $20 million in proceeds from the sale of 20,000 shares of Series A cumulative convertible preferred stock and issuance of accompanying warrants to CAP 1 LLC pursuant to an existing securities purchase agreement. Peak Resorts may elect to extend the term loan for a period of one year at its option. The funding of the term loan is subject to the satisfaction of customary conditions, as well as satisfaction of the terms and covenants, including consent rights of lenders, under the Company’s existing debt agreements and the sale of the Series A preferred stock and accompanying warrants to Cap 1 LLC. The Company has agreed to issue Cap 1 LLC additional warrants in lieu of loan fees and upon exercise of the one-year extension. The Company is required to seek shareholder approval to issue the securities to Cap 1 LLC under applicable Nasdaq rules. The Company plans to pursue a refinancing of its capital structure, which it expects will include the replacement of the $50 million senior secured term loan, within the next two years.

The Company has prepared a supplemental presentation with additional information regarding the proposed acquisition of Snow Time which interested parties can access at ir.peakresorts.com (select “Presentations”).

About the Resorts

Liberty Mountain Resort offers 22 trails and three terrain parks spread across 100 skiable acres and 620 vertical feet of terrain serviced by nine lifts and full snowmaking coverage, and offers night skiing and tubing, along with a full suite of amenities, including a 115-room hotel and 18-hole golf course. Nestled near the scenic Catoctin Mountains on 400 beautiful acres, Liberty Mountain is located approximately 55 miles from Harrisburg, 70 miles from Baltimore and 90 miles from Washington D.C.

Roundtop Mountain Resort offers 20 trails and two terrain parks spread across 100 skiable acres and 600 vertical feet of terrain serviced by eight lifts and full snowmaking coverage, and offers night skiing and riding, and tubing. The resort’s Learn to Ski and Snowboard program was recently named “Best in the Country” by the National Ski Areas Association. Roundtop is located approximately 20 miles from Harrisburg, 75 miles from Baltimore, and 120 miles from Washington D.C.

Whitetail Resort offers 23 trails, two terrain parks and a half pipe spread across 125 skiable acres and 935 vertical feet of terrain serviced by nine lifts with full snowmaking coverage, as well as night skiing and riding, tubing and summer amenities, including an 18-hole golf course. Whitetail’s beginner programs were recognized as the best in the country by the National Ski Areas Association during the 2010/2011 winter season. Whitetail is located approximately 90 miles from Washington D.C. and 95 miles from Baltimore.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release include, without limitation, statements related to: the planned acquisition of Snow Time and the timing and financing thereof, and the ability to meet closing conditions for the acquisition and related financing. These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: risks associated with acquisitions generally; risks relating to the term loan financing, including the consent rights of lenders under the Company’s existing debt agreements and the need to obtain shareholder approval of the Cap 1 preferred stock and warrant issuances pursuant to the terms of the commitment letter; terms and suitability of alternative financing sources, if needed; failure to retain key management and employees; issues or delays in the successful integration of the Snow Time operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, as updated from time to time in the Company’s filings with the SEC. Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Definitions and Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as used herein is defined as net income before interest, income taxes, depreciation and amortization, other income or expense, other non-recurring items and identifiable expenses which would not be incurred subsequent to an acquisition. The following table includes a reconciliation of Snow Time’s Adjusted EBITDA to the GAAP measure of Net income:

Snow Time, Inc.

(dollars in thousands)	Year Ended March 31, 2018
Net income	$1,768
Interest income	(46)
Depreciation and amortization	6,771
Other expense	27
Special deferred compensation item	1,621
Non-recurring expenses (post acquisition)	975
Adjusted EBITDA	$11,116

Adjusted EBITDA is provided as a measurement of Snow Time’s results of operations because management considers it to be a significant indication of Snow Time’s financial performance and available capital resources. Because of large depreciation and other charges relating to Snow Time’s ski resort operations, management believes it is difficult to fully and accurately evaluate financial performance and available capital resources using net income alone. In addition, Adjusted EBITDA is provided to enhance investors’ understanding of Snow Time’s financial performance and cash flows because Adjusted EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure; and (ii) helps investors to more meaningfully evaluate and compare the results of a company’s operations from period to period by removing the effect of its capital structure and asset base from operating results.

The items excluded from net income to arrive at Adjusted EBITDA are significant components for understanding and assessing Snow Time’s financial performance and liquidity. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, or other financial statement data prepared in accordance with GAAP as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

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